Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Mazor Robotics Ltd.:

We consent to the incorporation by reference in the registration statements (Nos. 333-190372, 333-198213, 333-205009, 333-211237 and 333-223222) on Form S-8 of Mazor Robotics Ltd. of our report dated April 30, 2018, with respect to the consolidated statements of financial position of Mazor Robotics Ltd. as of December 31, 2017 and 2016, and the related consolidated income statements, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2017, which report appears in the December 31, 2017 annual report on Form 20-F of Mazor Robotics Ltd.

/s/ Somekh Chaikin
Certified Public Accountants (Israel)
 Member firm of KPMG International

Tel Aviv, Israel
 April 30, 2018